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                                                                    EXHIBIT 5(d)

                                 June 20, 1987

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Gentlemen:

     Reference is made to the Advisory Agreement (the "Advisory Agreement") dated May 28, 1981 between Goldman, Sachs & Co. and Institutional Liquid Assets (the "Fund") and to the Distribution Agreement (the "Distribution Agreement") dated May 28, 1981 between Goldman, Sachs & Co. and the Fund. Reference is particularly made to paragraph 3(c)(ii) of the Advisory Agreement and to paragraph 2(d) of the Distribution Agreement. As you know, the Fund has, as of the date hereof, amended its Agency Agreement with DST, Inc. ("DST") dated December 27, 1978 and previously amended on May 28, 1981, December 31, 1982 and December 6, 1985 (such Agreement, as amended to date and as it may be further amended from to time, is hereinafter referred to as the "Agency Agreement"). As a consequence of so amending the Agency Agreement, DST no longer performs certain functions on the Fund's behalf. In addition, Goldman, Sachs & Co. has, as of the date hereof, entered into a Wiring Agreement with State Street Bank and Trust Company and The Northern Trust Company with respect to the Fund (the "Wiring Agreement").

     In connection with this reduction in the scope of the functions performed by DST on the Fund's behalf and in connection with the Wiring Agreement, Goldman, Sachs & Co. has expanded its duties under the Advisory Agreement and the Distribution Agreement. The Trustees of the Fund have considered certain of the procedures which they wish Goldman, Sachs & Co. to follow in connection with the performance of such duties. Those procedures, which Goldman, Sachs & Co. is directed to follow, are set forth below:

     1. Goldman, Sachs & Co. shall make arrangements with The Northern Trust Company ("Northern Trust") as sub-custodian (the "Sub-Custodian") for State Street Bank and Trust Company as custodian for the Fund (the "Custodian") to receive details of incoming wire transfers of funds for the purchase of the Fund's Units on such a basis as is necessary for the timely processing of purchase orders. Goldman, Sachs & Co. shall make arrangements with the Custodian to receive details of the conversion to federal funds of checks for the purchase of Units on such a basis as is necessary for the timely processing of purchase orders.

     2. Upon receipt of redemption requests, Goldman, Sachs & Co. shall determine whether or not such requests comply with the standards for redemption approved by the Fund, as such standards are evidenced by the Fund's then current Prospectus. If such redemption requests comply with the standards for redemption approved by the Fund, Goldman, Sachs & Co. shall compute in accordance with the fund's then current Prospectus the amount of redemption proceeds payable to each Unitholder. If any such request for redemption does not
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        comply with the standards for redemption approved by the Fund, Goldman,
        Sachs & Co. shall take such actions as it reasonably deems appropriate under the circumstances and shall effect such redemptions at the price applicable to the date and time of a receipt of a redemption request (including any necessary documents) complying with such standards. At such times as may be agreed upon by Goldman, Sachs & Co. and the Custodian so as to provide for the timely payment of redemptions in accordance with the Fund's then current Prospectus, Goldman, Sachs & Co. shall advise the Custodian of aggregate redemption requests for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such redemptions which is payable by wire and the amount required to pay any portion of such redemptions which is payable by check. Goldman, Sachs & Co. shall, as applicable, instruct the Custodian to wire transfer such redemptions to the Sub-Custodian or to the Fund's checking account established and maintained at Northern Trust in accordance with Section 17(f) of the Investment Company Act of 1940 (the "1940 Act"). At such times as may be agreed upon by Goldman, Sachs & Co. and the Sub-Custodian so as to provide for the timely payment of redemptions in accordance with the provisions of the Fund's then current Prospectus, Goldman, Sachs & Co. shall give wiring instructions to the Sub-Custodian so as to effect payment for redemptions to Unitholders who requested such payment by wire. In accordance with the provisions of the resolutions of the Fund's Trustees and the Fund's then current Prospectus and with the terms of this letter, Goldman, Sachs & Co. shall prepare and mail checks for redemptions to Unitholders who requested that redemption proceeds be remitted by check. Upon inquiry from the Custodian, Goldman, Sachs & Co. shall promptly advise the Custodian as to whether there are a sufficient number of Units in a Unitholder's account to cover redemption check drawn on the Custodian by such Unitholder. In so advising the Custodian, Goldman, Sachs & Co. shall take into account any limits on the availability of some or all of such Unitholder's Units to cover such redemption check due to (i) the fact that such Units were purchased other than by Federal funds wire within 15 calendar days immediately prior to the date of presentment of such redemption check or (ii) the fact that certificates have been issued for such Units.

     3. At such times as may be agreed upon by Goldman, Sachs & Co. and the Custodian so as to provide for the timely payment of dividends or distributions to Unitholders in accordance with the provisions of the Fund's then current Prospectus, Goldman, Sachs & Co. shall advise the Custodian of the aggregate amount of dividends or distributions payable to Unitholders and shall advise the Custodian of the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman, Sachs & Co. shall, as applicable, instruct the Custodian to wire transfer dividends or distributions to the Sub-Custodian or to the Fund's checking account established and maintained at Northern Trust in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman, Sachs & Co. and the
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        Sub-Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Fund's then current Prospectus, Goldman, Sachs & Co. shall give wiring instructions to the Sub-Custodian so as to effect payment for dividends and distributions to Unitholders who requested such payment by wire. In accordance with provisions of the resolutions of the Fund's Trustees and the Fund's then current Prospectus and with the terms of this letter, Goldman, Sachs & Co. shall prepare and mail checks for dividends or distributions to Unitholders who requested payment thereof by check.

     5. Goldman, Sachs & Co. shall comply with the provisions of Investment Company Act Release No. 6863 dated December 8, 1971 entitled "Guidelines Relating to Checking Accounts Established Pursuant to Section 17(f) of The Investment Company Act of 1940, as Amended, by Investment Companies Having Bank Custodians" (the "Release") with regard to the establishment and maintenance of the Fund's checking account at Northern Trust in accordance with Section 17(f) of the 1940 Act. At the end of each calendar month, Goldman, Sachs & Co. shall represent in writing to the Trustees of the Fund that it has complied with the terms of the Release during the month. Goldman, Sachs & Co. shall establish and maintain procedures reasonably designed to assure the safekeeping of checks delivered to Goldman, Sachs & Co. by Northern Trust for signature by employees of Goldman, Sachs & Co. and the security and integrity of the signing of such checks. Goldman, Sachs & Co. shall cause its employees not to sign any such checks which are made payable to "Cash" or to the order of the Fund or to any named petty cashier of the Fund or which are not made payable to the order of a designated payee.

     5. Goldman, Sachs & Co. shall maintain expedited redemption and dividend instructions from Unitholders in the form of such records as are necessary to honor telephone, telegraph or other redemption requests from Unitholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Fund's then current Prospectus. Goldman, Sachs & Co. shall apply such instructions as necessary to effect dividends, distributions, redemptions and other transactions in accordance with the provisions of the Fund's then current Prospectus. Goldman, Sachs & Co. shall be responsible to the Fund for the accuracy and security of records of expedited redemption and dividend instructions maintained by it and for the proper application of such instructions in accordance with the provisions of the Fund's then current Prospectus; provided, that the
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        provisions of this sentence shall not impose on Goldman, Sachs & Co. a greater standard of care than that imposed by Section 3(c)(i) of the Advisory Agreement.

     6. Goldman, Sachs & Co. shall inform DST of purchases, redemptions dividends and other information so as to enable DST to maintain the information and records and perform its other duties required by the Agency Agreement. Goldman, Sachs & Co. shall review such information and records maintained by
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        DST to determine whether they accurately reflect purchases, redemptions, dividends and distributions. Goldman, Sachs & Co. shall be responsible to the Fund for the accuracy of the information so provided to DST; provided, that the provisions of this sentence shall not impose on
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        Goldman, Sachs & Co. a greater standard of care than that imposed by
        Section 3(c)(i) of the Advisory Agreement.

    7. It is understood that, except as otherwise provided in this letter, DST shall be responsible for maintaining complete and accurate records for the Fund. In addition to the records maintained by DST, Goldman, Sachs & Co. shall maintain such records as are necessary to make any determinations or calculations or to perform any other functions pursuant to the terms of this letter; provided, that such records shall
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        include for each Unitholders's account: (a) names, addresses, tax identifying numbers and number of Units held; (b) necessary historical information regarding the account, including dividends paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) necessary information with respect to withholdings; (e) any dividend reinvestment order, dividend address and the contents of correspondence relating to the current maintenance of the account; and (f) expedited redemption and dividend instructions. In accordance with the provisions of the Fund's then current Prospectus and as of the time contemplated thereby, Goldman, Sachs & Co. shall, on the basis of any necessary calculations, credit or debit its records of Unitholder accounts so as to reflect purchases, redemptions and dividends.

     This letter shall become effective five days after receipt of written notice by Goldman, Sachs & Co. from the Fund to such effect.

     Please acknowledge receipt of this letter as indicated below and confirm the understandings referred to herein by signing and returning the enclosed copy of this letter.

                              Very truly yours,

                              INSTITUTIONAL LIQUID ASSETS

                              By /s/  Paul Nagel
                                 --------------------------------
                                      Chairman of the Trustees

Goldman, Sachs & Co. acknowledges receipt of this letter and that it is an instruction and direction of the Trustees of Institutional Liquid Assets pursuant to paragraph 3(c)(ii) of the Advisory Agreement and paragraph 2(d) of the Distribution Agreement and confirms the understandings referred to herein, all as of the 20th day of June, 1987.

GOLDMAN, SACHS & CO.

By  /s/ Robert P. Fischer
    ----------------------------
     General Partner